Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 5, 2014, with respect to the consolidated financial statements and schedule of InfraREIT, L.L.C. included in Amendment No. 1 to the Registration Statement (Form S-11) and related Prospectus of InfraREIT, Inc. dated December 31, 2014.

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 15, 2014, with respect to the consolidated financial statements of Sharyland Utilities, L.P. included in Amendment No. 1 to the Registration Statement (Form S-11) and related Prospectus of InfraREIT, Inc. dated December 31, 2014.

/s/ Ernst & Young LLP

Dallas, Texas

December 31, 2014